EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this registration statement of Acceptance Insurance Companies Inc. on Form S-3 of our reports dated March 28, 1994, appearing in the Annual Report on Form 10-K of Acceptance Insurance Companies Inc. for the year ended December 31, 1993 and of our report dated April 20, 1992 (July 7, 1993 as to Note P) relating to the consolidated financial statements of The Redland Group, Inc. and subsidiaries for the years ended December 31, 1991 and 1990, appearing in the Current Report on Form 8-K of Acceptance Insurance Companies Inc. dated July 2, 1993.

We consent to the references to us under the heading "Experts" in the Prospectus, which is part of this registration statement.


Deloitte & Touche
DELOITTE & TOUCHE

Omaha, Nebraska
April 5, 1994